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                                                   UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549

                                                  SCHEDULE 13G

                                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                                  ANNUAL FILING


CINTAS CORP
(NAME OF ISSUER)
COMMON STOCK
(TITLE OF CLASS OF SECURITIES)
172908105
(CUSIP NUMBER)
12/31/2013
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

                              (X)  RULE 13D-1 (B)
                              ( )  RULE 13D-1 (C)
                              ( )  RULE 13D-1 (D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON`S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).




























CUSIP NO: 172908105   13G         Page 2 of 5 Pages


1.  NAME OF REPORTING PERSON: STATE STREET CORPORATION

     I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON: 04-2456637

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     NOT APPLICABLE

3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER

     0 SHARES

6.  SHARED VOTING POWER

     6,869,114

7.  SOLE DISPOSITIVE POWER

     0

8.  SHARED DISPOSITIVE POWER

     6,869,114

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,869,114

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       NOT APPLICABLE

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%

12.  TYPE OF REPORTING PERSON

        HC

















CUSIP NO: 172908105   13G         Page 3 of 5 Pages

ITEM 1.

    (A)  NAME OF ISSUER
           CINTAS CORP

    (B)  ADDRESS OF ISSUER`S PRINCIPAL EXECUTIVE OFFICES
           6800 CINTAS BLVD
   PO BOX 625737
           CINCINNATI, OH 45262-5737

ITEM 2.

    (A)  NAME OF PERSON FILING

           STATE STREET CORPORATION AND ANY OTHER REPORTING PERSON IDENTIFIED ON THE SECOND PART OF THE COVER PAGES HERETO

    (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IN NONE,
           RESIDENCE

           STATE STREET FINANCIAL CENTER
           ONE LINCOLN STREET
           BOSTON, MA 02111
           (FOR ALL REPORTING PERSONS)

    (C)  CITIZENSHIP: SEE ITEM 4 (CITIZENSHIP OR PLACE OF
           ORGANIZATION) OF COVER PAGES

    (D)  TITLE OF CLASS OF SECURITIES

           COMMON STOCK

    (E)  CUSIP NUMBER:

           172908105

ITEM 3.

         IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         SEE ITEM 12 (TYPE OF REPORTING PERSON) OF THE COVER PAGE
         FOR EACH REPORTING PERSON AND THE TABLE BELOW, WHICH EXPLAINS THE MEANING OF THE TWO LETTER SYMBOLS APPEARING IN ITEM 12 OF THE COVER PAGES.

         SYMBOL        CATEGORY

          BK      BANK AS DEFINED IN SECTION 3(A) (6) OF THE ACT.
          IC        INSURANCE COMPANY AS DEFINED IN SECTION 3 (A) (19)
                     OF THE ACT
          IC        INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF
                     THE INVESTMENT COMPANY ACT OF 1940.
          IA        AN INVESTMENT ADVISOR IN ACCORDANCE WITH RULE
                     13D-1(B) (1) (II) (E).
          EP      AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN
                     ACCORDANCE WITH RULE 13D-1(B) (1) (II) (F) .
          HC      A PARENT HOLDING COMPANY OR CONTROL PERSON IN
                     ACCORDANCE WITH RULE 13D-1(B)(1)(II) (G).
          SA      A SAVINGS ASSOCIATIONS AS DEFINED IN SECTION 3(B)
                     OF THE FEDERAL DEPOSIT INSURANCE ACT (12 U.S.C. 1813).
          CP      A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF
                     AN INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE INVESTMENT COMPANY ACT OF 1940.


CUSIP NO: 172908105   13G         Page 4 of 5 Pages


ITEM 4.   OWNERSHIP

          THE INFORMATION SET FORTH IN ROWS 5 THROUGH 11 OF THE COVER PAGE HERETO FOR EACH OF THE REPORTING PERSONS IS INCORPORATED
          HEREIN BY REFERENCE.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

          SEE EXHIBIT 1 ATTACHED HERETO

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

ITEM 10.  CERTIFICATION

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

SIGNATURES

	   AFTER REASONABLE INQUIRY AND TO THE BEST OF HIS KNOWLEDGE AND BELIEF, EACH OF THE UNDERSIGNED CERTIFIES THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

3 FEBRUARY 2014
STATE STREET CORPORATION



/s/ JAMES J. MALERBA
EXECUTIVE VICE PRESIDENT,
CORPORATION CONTROLLER









CUSIP NO: 172908105   13G         Page 5 of 5 Pages



                                   EXHIBIT 1



   THE FOLLOWING TABLE LISTS THE IDENTITY AND ITEM 3 CLASSIFICATION OF EACH SUBSIDIARY OF STATE STREET CORPORATION, THE PARENT HOLDING COMPANY, THAT BENEFICIALLY OWNS THE ISSUER`S COMMON STOCK. PLEASE REFER TO ITEM 3 OF THE ATTACHED SCHEDULE 13G FOR A DESCRIPTION OF EACH OF THE TWO-LETTER SYMBOLS REPRESENTING THE ITEM 3 CLASSIFICATION BELOW.

SUBSIDIARY							ITEM 3 CLASSIFICATION
STATE STREET GLOBAL ADVISORS FRANCE S.A.				IA
STATE STREET BANK AND TRUST COMPANY				BK
SSGA FUNDS MANAGEMENT, INC      					IA
STATE STREET GLOBAL ADVISORS LIMITED    				IA
STATE STREET GLOBAL ADVISORS LTD    					IA
STATE STREET GLOBAL ADVISORS, AUSTRALIA LIMITED         		IA
STATE STREET GLOBAL ADVISORS JAPAN CO., LTD.			IA
STATE STREET GLOBAL ADVISORS, ASIA LIMITED				IA
SSARIS ADVISORS LLC							IA

NOTE: ALL OF THE LEGAL ENTITIES ABOVE ARE DIRECT OR INDIRECT SUBSIDIARIES OF STATE STREET CORPORATION.